Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners and Members

and Board of Directors

Scrubgrass Generating Company. L.P. and

Stronghold Digital Mining, LLC.

Kennerdell, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated May 10, 2021, relating to the combined financial statements of Scrubgrass Generating Company, L.P. and Stronghold Digital Mining, LLC, which is contained in Stronghold Digital Mining, Inc.’s Registration Statement No. 333-258188 on Form S-1, as amended, incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement No. 333-258188 on Form S-1, as amended, incorporated by reference in this Registration Statement.

/s/ Urish Popeck & Co., LLC
Pittsburgh, PA
October 19, 2021